Exhibit 3.2

TELESAT PARTNERSHIP LP

LIMITED PARTNERSHIP

AGREEMENT

BETWEEN

TELESAT CORPORATION

-  and -

HANK INTVEN

- and -

EACH PERSON WHO IS ADMITTED TO

THE PARTNERSHIP AS A LIMITED PARTNER

IN ACCORDANCE WITH THE TERMS OF THIS AGREEMENT

November 12, 2020

TABLE OF CONTENTS

ARTICLE 1 INTERPRETATION 1

1.1	Definitions	1
1.2	Headings	3
1.3	Interpretation	3
1.4	Currency	4

ARTICLE 2 RELATIONSHIP BETWEEN PARTNERS 4

2.1	Formation and Name of the Partnership	4
2.2	Purpose of the Partnership	5
2.3	Office of the Partnership	5
2.4	Fiscal Year	5
2.5	Power of Attorney	5
2.6	Limited Liability of Limited Partners	8
2.7	Indemnity of Limited Partners	8
2.8	Compliance with Laws	8
2.9	Other Activities of Partners	8

ARTICLE 3 PARTNERSHIP UNITS 8

3.1	Authorized Units	8
3.2	Units Uncertificated	9
3.3	Admittance as Limited Partner	9
3.4	Record of Limited Partners	9

ARTICLE 4 CAPITAL CONTRIBUTIONS 9

4.1	General Partner Contribution and Limited Partner Contribution	9

ARTICLE 5 PARTICIPATION IN PROFITS AND LOSSES 10

5.1	Distributions	10
5.2	Allocation of Net Income and Losses for Tax Purposes	10

ARTICLE 6 POWERS, DUTIES AND OBLIGATIONS OF GENERAL PARTNER 10

6.1	Duties and Obligations	10
6.2	Limitation on Authority of Limited Partners	11
6.3	Specific Powers and Duties	11
6.4	General Partner Expenses	13
6.5	Limitation of Liability	13
6.6	Other Matters Concerning the General Partner	13
6.7	Indemnity of Partnership	14
6.8	Restrictions upon the General Partner	14
6.9	Transfer to New General Partner	14

(i)

6.10	Release By Partnership	14
6.11	New General Partner	15

ARTICLE 7 TERM		15

ARTICLE 8 NOTICES		15

8.1	Address	15
8.2	Change of Address	15
8.3	Accidental Failure	15
8.4	Disruption in Mail	16
8.5	Receipt of Notice	16
8.6	Undelivered Notices	16

ARTICLE 9 AMENDMENT		16

9.1	Power to Amend	16
9.2	Amendment by General Partner	16
9.3	Notice of Amendments	17

ARTICLE 10 MISCELLANEOUS		17

10.1	Binding Agreement	17
10.2	Counterparts	17
10.3	Governing Law	17
10.4	Severability	17
10.5	Further Acts	17
10.6	Entire Agreement	17
10.7	Limited Partner Not a General Partner	18
10.8	Language of Agreement	18

(ii)

LIMITED PARTNERSHIP AGREEMENT

THIS LIMITED PARTNERSHIP AGREEMENT (the “Agreement”) is made as of the 12th day of November, 2020 between Telesat Corporation, a corporation existing under the Laws of British Columbia, in its own capacity and as General Partner (“Topco”, together with any Person who is admitted to the Partnership as a successor to or permitted assign of the General Partner in accordance with this Agreement, the “General Partner”) and Mr. Hank Intven, an individual residing in the Province of British Columbia (the “Initial Limited Partner”) and each other person who is admitted to the Partnership as a limited partner in accordance with the provisions of this Agreement (together with the Initial Limited Partner, the “Limited Partners”).

WHEREAS the General Partner and the Initial Limited Partner wish to form a limited partnership by the name of “Telesat Partnership LP” under the Laws of the Province of Ontario

(the “Partnership”);

WHEREAS the Partnership is being formed contemporaneously with the execution and delivery of this Agreement by the filing of the Declaration of Limited Partnership under the Act;

NOW THEREFORE THIS AGREEMENT WITNESSES THAT IN CONSIDERATION of the respective covenants and agreements contained in this Agreement and for other good and valuable consideration (the receipt and sufficiency of which are acknowledged by each party), the Partners agree with each other as follows:

ARTICLE 1

INTERPRETATION

1.1       Definitions

In this Agreement, the following words have the following meanings:

“Act” means the Limited Partnerships Act (Ontario);

“Agreement” has the meaning set out in the Preamble;

“Amended and Restated Partnership Agreement” means an amended and restated version of this Agreement by and among the General Partner, in its own capacity and as general partner, the Initial Limited Partner, Rover, Mr. John Cashman, Mr. John Watson and each other person who is admitted to the Partnership as a limited partner in accordance with the provisions thereof, including each Leo Electing Stockholder (as defined in the Transaction Agreement) and, solely for purposes of Section 3.22 thereof, Polaris, substantially in the form of the draft attached as Schedule “A” hereto;

“CanHoldco” means a corporation to be incorporated by the Partnership under the laws of British Columbia:

“Class X Units” has the meaning set out in Section 3.1;

“Code” means the United States Internal Revenue Code of 1986;

“CPOA” has the meaning set out in Section 2.5(f);

“Declaration of Limited Partnership” means the declaration of limited partnership for the

Partnership filed under the Act on the date of this Agreement and all amendments to the declaration and renewals or replacements of the declaration;

“Entity” means any of a partnership, limited partnership, joint venture, company or corporation with share capital, unincorporated association, or trust;

“Fiscal Year” has the meaning set out in Section 2.4;

“General Partner” has the meaning set out in the Preamble;

“Governmental Authority” means any (i) international, multinational, national, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) self-regulatory organization or stock exchange, (iii) subdivision, agent, commission, board, or authority of any of the foregoing, or (iv) quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

“GP Units” has the meaning set out in Section 3.1;

“holder” means, when used with reference to Units, a holder of Units as shown from time to time in the Record of the Partnership;

“Initial Limited Partner” has the meaning set out in the Preamble;

“Laws” means any and all applicable (i) laws, constitutions, treaties, statutes, codes, ordinances, principles of common and civil law and equity, rules, regulations and municipal by-laws, whether domestic, foreign or international, (ii) judicial, arbitral, administrative, ministerial, departmental and regulatory judgements, orders, writs, injunctions, decisions, and awards of any Governmental Authority, and (iii) policies, practices and guidelines of any Governmental Authority which, although not actually having the force of law, are considered by such Governmental Authority as requiring compliance as if having the force of law, and the term “applicable”, with respect to such

Laws and in the context that refers to one or more Persons, means such Laws that apply to such Person or Persons or its or their business, undertaking, property or securities at the relevant time and that emanate from a Governmental Authority having jurisdiction over the Person or Persons or its or their business, undertaking, property or securities;

“Leo” means Loral Space & Communications Inc;

“Limited Partner” has the meaning set out in the Preamble;

“Partners” means, collectively, the General Partner and the Limited Partners and “Partner” means any one of them;

“Partnership” has the meaning given to it in the Recitals;

“Person” means any individual, partnership, limited partnership, joint venture, syndicate, sole proprietorship, company or corporation or other Entity with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, regulatory body or agency, government or governmental agency, authority or entity however designated or constituted;

“Polaris” means Public Sector Pension Investment Board, a Canadian Crown corporation incorporated under the laws of Canada;

“Merger Sub” means a corporation to be incorporated by Leo under the laws of Delaware;

“Record” means the current record of the Partners required by the Act and this Agreement to be kept by the General Partner;

“Rover” means Red Isle Private Investments Inc., a corporation incorporated under the laws of Canada and a wholly-owned subsidiary of Polaris;

“Tax Act” means the Income Tax Act (Canada);

“Telesat” means Telesat Canada, a corporation incorporated under the laws of Canada;

“Topco” has the meaning set out in the Preamble;

“Transaction Agreement” means the transaction agreement and plan of merger by and among Telesat Canada, the General Partner, in its own capacity, the Partnership, CanHoldco, Merger Sub, Leo, Polaris and Rover, substantially in the form of the draft attached as Schedule “B” hereto;

“U.S. Treasury Regulations” means the regulations and rules made pursuant to the Code;

“Unit” means the interest of a Partner in the Partnership represented by units as provided in Section

3.1, including Class X Units and GP Units; and

“Unitholder” or “holder” means a holder of one or more Units.

1.2       Headings

In this Agreement, the headings are for convenience of reference only, do not form a part of this Agreement and are not to be considered in the interpretation of this Agreement.

1.3       Interpretation

In this Agreement,

(a)	words importing the masculine gender include the feminine and neuter genders, corporations, partnerships and other Persons, and words in the singular include the plural, and vice versa, wherever the context requires;

(b)	the words “include”, “includes”, “including”, or any variations thereof, when following any general term or statement, are not to be construed as limiting the general term or statement to the specific items or matters set forth or to similar items or matters, but rather as referring to all other items or matters that could reasonably fall within the broadest possible scope of the general term or statement;

(c)	unless otherwise specified, all references to designated Articles, Sections and other subdivisions are to the designated Articles, Sections and other subdivisions of this Agreement;

(d)	all accounting terms not otherwise defined will have the meanings assigned to them by, and all computations to be made will be made in accordance with, International Financial Reporting Standards as issued by the International Accounting Standards Board;

(e)	any reference to a statute will include and will be deemed to be a reference to the regulations and rules made pursuant to it, and to all amendments made to the statute, the regulations and the rules in force from time to time, and to any statute, regulation or rule that may be passed which has the effect of supplementing or superseding the statute referred to or the relevant regulation;

(f)	any reference to a Person will include and will be deemed to be a reference to any Person that is a successor to that Person; and

(g)	“hereof”, “hereto”, “herein”, and “hereunder” mean and refer to this Agreement and not to any particular Article, Section or other subdivision.

1.4       Currency

All references to currency in this Agreement are references to lawful money of Canada, unless otherwise indicated.

ARTICLE 2

RELATIONSHIP BETWEEN PARTNERS

2.1       Formation and Name of the Partnership

The Partnership is formed and registered as a limited partnership on the date hereof by the filing of the Declaration of Limited Partnership in accordance with the Laws of the Province of Ontario and the provisions of this Agreement to carry on business in common with a view to profit under the firm name and style of “Telesat Partnership LP” or the French form of that name or any other name or names as the General Partner may determine from time to time. The General Partner has the right to file an amendment to the Declaration of Limited Partnership changing the name of the Partnership or the French form of that name.

2.2       Purpose of the Partnership

The purpose of the Partnership shall be to: (a) acquire and hold direct and indirect equity interests in Leo, Telesat, CanHoldco and, subject to the approval of the Partners, any other Persons; (b) engage in any activity related to the capitalization and financing of the Partnership’s interests in such corporations and such other Persons; and (c) engage in any activity that is incidental to or in furtherance of the foregoing or any other business that it deems appropriate and that is approved by the General Partner and that lawfully may be conducted by a limited partnership organized under the Act and this Agreement; provided, however, that, (i) the Partnership shall not engage, directly or indirectly, in any business activity that the General Partner determines would cause the Partnership to be treated as an association taxable as a corporation under U.S. Treasury Regulations Section 301.7701-3 or Section 7704 of the Code; and (ii) the General Partner shall conduct the affairs of the Partnership in a manner that does not cause the Partnership or Partners, solely as a result of being a limited partner in the Partnership, (A) to be treated as engaged in a

“commercial activity” (as defined in Section 892(a)(2)(A)(i) of the Code) or (B) to be treated as engaged in a “trade or business” within the United States for purposes of Section 864 of the Code.

2.3       Office of the Partnership

The principal place of business of the Partnership will be 160 Elgin Street, Suite 2100, Ottawa, Ontario or any other address in Ontario as the General Partner may designate in writing from time to time to the Limited Partners.

2.4       Fiscal Year

Subject to the General Partner determining otherwise, the first fiscal period of the Partnership will end on December 31, 2020. The second fiscal period of the Partnership will commence on January 1, 2021 and will end on December 31 of such calendar year. Thereafter, each fiscal period commences on January 1 in each year and ends on the earlier of December 31 in that year or on the date of dissolution or other termination of the Partnership. Each fiscal period is referred to in this Agreement as a “Fiscal Year”.

2.5	Power of Attorney

(a)	Each Limited Partner hereby irrevocably nominates, constitutes and appoints the General Partner, with full power of substitution, as that Limited Partner’s agent and true and lawful attorney to act on the Limited Partner’s behalf with full power and authority in the Limited Partner’s name, place and stead to execute and record or file as and where required:

(i)	this Agreement, any amendment to this Agreement, including the Amended and Restated Partnership Agreement and any other instruments or documents required to continue and keep in good standing the Partnership as a limited partnership under the Act, or otherwise to comply with the Laws of any jurisdiction in which the Partnership may carry on business or own or lease property in order to maintain the limited liability of the Limited Partners and to comply with the applicable Laws of that jurisdiction (including any amendments to the Declaration of Limited Partnership or the Record as may be necessary to reflect the admission to the Partnership of subscribers for or transferees of Units as contemplated by this Agreement);

(ii)	all instruments and any amendments to the Declaration of Limited Partnership necessary to reflect any amendment to this Agreement;

(iii)	any instrument required in connection with the dissolution, liquidation and termination of the Partnership in accordance with the provisions of this Agreement, including any elections under the Tax Act and under any similar taxation legislation;

(iv)	the documents necessary to be filed with the appropriate Governmental Authority in connection with the business, property, assets and undertaking of the Partnership;

(v)	any documents as may be necessary to give effect to the business of the Partnership as described in Section 2.2;

(vi)	the documents on the Limited Partner’s behalf and in the Limited Partner’s name as may be necessary to give effect to the sale or assignment of a Unit or to give effect to the admission of a subscriber for or transferee of Units to the Partnership;

(vii)	any election, determination, designation, information return or similar document or instrument as may be required or desirable at any time under the Tax Act or under any other taxation legislation or Laws of like import of Canada, the U.S. or of any province, territory, state or jurisdiction which relates to the affairs of the Partnership or its subsidiaries or the interest of any Person in the Partnership; and

(viii)	all other similar instruments and documents on the Limited Partner’s behalf and in the Limited Partner’s name or in the name of the Partnership as may be deemed necessary or appropriate by the General Partner to carry out fully this Agreement in accordance with its terms.

(b)	The General Partner may require any Person subscribing for Units to execute such documents or instruments containing a power of attorney incorporating by reference, ratifying and confirming some or all of the powers described above.

(c)	The power of attorney granted in this Agreement is irrevocable, is a power coupled with an interest, will survive the death or disability of a Limited Partner and will survive the transfer or assignment by the Limited Partner, to the extent of the obligations of a Limited Partner under this Agreement, of the whole or any part of the interest of the Limited Partner in the Partnership, extends to the heirs, executors, administrators, other legal representatives and successors, transferees and assigns of the Limited Partner, and may be exercised by the General Partner on behalf of each Limited Partner in executing any instrument by a facsimile signature or by listing all the Limited Partners and executing that instrument with a single signature as attorney and agent for all of them.

(d)	Each Limited Partner agrees to be bound by any representations or actions made or taken by the General Partner pursuant to the power of attorney granted in this Agreement and hereby waives any and all defenses which may be available to contest, negate or disaffirm the action of the General Partner taken in good faith under such power of attorney.

(e)	In accordance with the Power of Attorney Act (British Columbia), the Powers of Attorney Act (Alberta), the Powers of Attorney Act, 2002 (Saskatchewan), the Powers of Attorney Act (Manitoba), the Substitute Decisions Act, 1992 (Ontario), the Property Act (New Brunswick), the Powers of Attorney Act (Prince Edward Island), the Powers of Attorney Act (Nova Scotia), the Enduring Powers of Attorney Act (Newfoundland), the Enduring Power of Attorney Act (Yukon), Powers of Attorney Act (Nunavut), and the Powers of Attorney Act (Northwest Territories), and any similar legislation governing a power of attorney, each Limited Partner declares that these powers of attorney may be exercised during any legal incapacity, mental incapacity or infirmity, or mental incompetence on the Limited Partner’s part.

(f)	The power of attorney granted in this Agreement is not intended to be a continuing power of attorney within the meaning of the Substitute Decisions Act, 1992 (Ontario) exercisable during a Limited Partner’s incapacity to manage property, or any similar power of attorney under equivalent legislation in any of the provinces or territories of Canada (a “CPOA”). The execution of this power of attorney will not terminate any CPOA granted by the Limited Partner previously and will not be terminated by the execution by the Limited Partner in the future of a CPOA, and the Limited Partner hereby agrees not to take any action in future which results in the termination of the power of attorney granted in this Agreement.

(g)	The General Partner may require, in connection with the subscription for, or any transfer of, Units, that the documents executed by the subscribing Limited Partner or transferee, if any, be accompanied by the explanatory notes set out in the Powers of Attorney Act (Alberta) and the Enduring Power of Attorney Act (Yukon) and a certificate of legal advice signed by a lawyer who is not the attorney or the attorney’s spouse.

(h)	The power of attorney granted in this Agreement will continue in respect of the General Partner so long as it is the general partner of the Partnership, and will terminate thereafter, but will continue in respect of a new General Partner as if the new General Partner were the original attorney.

(i)	A purchaser or transferee of a Unit will, upon becoming a Limited Partner, be conclusively deemed to have acknowledged and agreed to be bound by the provisions of this Agreement as a Limited Partner and will be conclusively deemed to have provided the General Partner with the power of attorney described in this Section 2.5.

2.6       Limited Liability of Limited Partners

Subject to the provisions of the Act and of similar legislation in other jurisdictions of Canada, the liability of each Limited Partner for the debts, liabilities and obligations of the Partnership will be limited to the Limited Partner’s capital contribution, plus the Limited Partner’s share of any undistributed income of the Partnership. Following the contribution of a Limited Partner’s capital contribution, the Limited Partner will not be liable for any further claims or assessments or be required to make further contributions to the Partnership, except to the extent required by applicable Law.

2.7       Indemnity of Limited Partners

The General Partner will indemnify and hold harmless each Limited Partner (including former Limited Partners) for all costs, expenses, damages or liabilities suffered or incurred by the Limited Partner if the limited liability of that Limited Partner is lost for or by reason of the negligence of the General Partner in performing its duties and obligations under this Agreement.

2.8       Compliance with Laws

Each Limited Partner will, on the request of the General Partner from time to time, promptly execute any documents considered by the General Partner to be necessary to comply with any applicable Law for the continuation, operation or good standing of the Partnership.

2.9       Other Activities of Partners

Limited Partners and their Affiliates and Associates and Affiliates and Associates of the General Partner may engage in businesses, ventures, investments and activities which may be similar to or competitive with those in which the Partnership is or might be engaged and those Persons will not be required to offer or make available to the Partnership any other business or investment opportunity which any of those Persons may acquire or be engaged in for its own account.

ARTICLE 3

PARTNERSHIP UNITS

3.1       Authorized Units

The interests in the Partnership of the Partners will initially be divided into and represented, as of the date hereof, by an unlimited number of two classes of Units as follows: (i) the interest of the General Partner will be represented by general partnership units in the capital of the Partnership (“GP Units”); and (ii) interests of the Limited Partners will be represented by limited partnership units in the capital of the Partnership that are designated as Class X Units (“Class X Units”). Each of the Units will represent an interest in the Partnership having the preferences, rights, restrictions, conditions and limitations provided in this Agreement including:

(a)	the holders of Units will have the right to receive allocations of net income, net loss, taxable income and tax loss as provided in this Agreement;

(b)	the holders of the Units will have the right to share in distributions to Partners and to receive the remaining assets of the Partnership on dissolution or winding up in accordance with the terms of this Agreement; and

(c)	the holders of Units will have the right to receive notice of and to attend any meetings of Partners of the Partnership.

No Partner will have any preference, priority or right in any circumstance over any other Partner in respect of the Units held by each. For greater certainty, the General Partner’s interest in the Partnership is a single interest defined by reference to the GP Units held by it. The Partnership may issue additional classes of limited partnership units as contemplated pursuant to the terms of the Transaction Agreement.

3.2	Units Uncertificated

The Units will be uncertificated.

3.3	Admittance as Limited Partner

Upon the issuance of Units to any new Limited Partner, all Partners will be deemed to consent to the admission of such Limited Partner, the General Partner will be deemed to have executed this Agreement on behalf of the new Limited Partner and to have caused the Record to be amended, and any other documents as may be required by the Act or under legislation similar to the Act in other provinces or the territories to be filed or amended, specifying the prescribed information and causing the foregoing information in respect of the new Limited Partner to be included in other Partnership books and records.

3.4       Record of Limited Partners

The General Partner shall keep or cause to be kept at its principal place of business in Ontario a current Record stating for each Limited Partner that information required under the Act, including the Limited Partner’s name, address, Ontario corporation number, if any, the amount of money and/or the value of other property contributed or to be contributed by the Limited Partner to the Partnership and the number and type of Units held by each Limited Partner. Registration of interests in Units will be made only in the Record.

ARTICLE 4

CAPITAL CONTRIBUTIONS

4.1       General Partner Contribution and Limited Partner Contribution

The General Partner has made an initial contribution of $500 to the capital of the Partnership in exchange for 50 GP Units. The Initial Limited Partner has made an initial contribution of $100 to the capital of the Partnership in exchange for 10 Class X Units.

ARTICLE 5

PARTICIPATION IN PROFITS AND LOSSES

5.1	Distributions

The distributable cash of the Partnership shall be allocated and distributed within 30 days after the end of each Fiscal Year as follows:

(a)	the holders of the Class X Units shall first be entitled to the lesser of (i) the amount of distributable cash, and (ii) $1,000; and

(b)	the General Partner shall be entitled to the balance.

5.2	Allocation of Net Income and Losses for Tax Purposes

The net income or loss of the Partnership calculated in accordance with the provisions of the Tax Act shall be allocated to the Partners as follows:

(a)	the holders of the Class X Units shall be allocated the lesser of (i) the net income of the Partnership, and (ii) $1,000; and

(b)	the General Partner shall be allocated the remaining net income of the Partnership and any net loss.

ARTICLE 6

POWERS, DUTIES AND OBLIGATIONS OF GENERAL PARTNER

6.1	Duties and Obligations

(a)	The General Partner has:

(i)	unlimited liability for the debts, liabilities and obligations of the Partnership;

(ii)	subject to the terms of this Agreement and to any applicable limitations set out in the Act and applicable similar legislation in Canada, the full and exclusive right, power and authority to manage, control, administer and operate the business and affairs and to make decisions regarding the undertaking and business of the Partnership; and

(iii)	the full and exclusive right, power and authority to do any act, take any proceeding, make any decision and execute and deliver any instrument, deed, agreement or document necessary for or incidental to carrying out the business of the Partnership for and on behalf of and in the name of the Partnership.

(b)	An action taken by the General Partner on behalf of the Partnership is deemed to be the act of the Partnership and binds the Partnership.

(c)	In exercising its authority under this Agreement, the General Partner may, but shall be under no obligation to, take into account the tax consequences to any Partner (including the General Partner) of any action taken (or not taken) by it. The General Partner and the Partnership shall not have any liability to a Limited Partner for monetary damages or otherwise for losses sustained, liabilities incurred or benefits not derived by such Limited Partner in connection with such decisions so long as the General Partner has acted pursuant to its authority under this Agreement.

6.2	Limitation on Authority of Limited Partners

No Limited Partner, in their capacity as a Limited Partner, will:

(a)	take part in the administration, management or operation of the business of the Partnership or exercise any power in connection with that management or transact business on behalf of the Partnership;

(b)	execute any document which binds or purports to bind any other Partner or the Partnership;

(c)	hold that Limited Partner out as having the power or authority to bind any other Partner or the Partnership;

(d)	have any authority or power to act for or undertake any obligation or responsibility on behalf of any other Partner or the Partnership;

(e)	bring any action for partition or sale or otherwise in connection with the Partnership, or any interest in any property of the Partnership, whether real or personal, tangible or intangible, or file or register or permit to be filed, registered or remain undischarged any lien or charge in respect of any property of the Partnership; or

(f)	compel or seek a partition, judicial or otherwise, of any of the assets of the Partnership distributed or to be distributed to the Partners in kind in accordance with this Agreement.

6.3	Specific Powers and Duties

(a)	Without limiting the generality of Section 6.1 but subject to the terms of this Agreement, the General Partner will have full power and authority for and on behalf of and in the name of the Partnership to do all things and on such terms as it determines, in its sole discretion, to be necessary or appropriate to conduct the business of the Partnership, including without limitation the following:

(i)	to complete the following transactions before entering into the Transaction Agreement:

(A)	incorporate CanHoldco and subscribe for common shares thereof; and

(B)	subscribe for five shares of preferred stock of Leo;

(ii)	to enter into the Transaction Agreement;

(iii)	to enter into the Amended and Restated Partnership Agreement which shall be held in escrow until such time that it becomes effective pursuant to the terms of the Transaction Agreement;

(iv)	to manage, control and develop all of the activities of the Partnership and to take all measures necessary or appropriate for the Partnership’s business or ancillary thereto;

(v)	to admit any person as a Limited Partner without the consent of the Limited Partners;

(vi)	to open and to manage, in the name of the Partnership, bank accounts, to name signing officers for these accounts, to borrow funds in the name of the Partnership, to grant security on the assets of the Partnership and to spend the funds of the Partnership in the exercise of any right or power possessed by the General Partner;

(vii)	to manage, administer, conserve, develop, operate and dispose of any assets of the Partnership, and in general to engage in all aspects of the

Partnership’s business;

(viii)	act as attorney in fact or agent of the Partnership in disbursing and collecting moneys for the Partnership, paying debts and fulfilling the obligations of the Partnership and handling and settling any claims of the Partnership;

(ix)	commence or defend any action or proceeding in connection with the Partnership and otherwise engage in the conduct of litigation, arbitration or mediation and incur legal expense and the settlement of claims and litigation;

(x)	the making of tax, regulatory and other filings, or rendering of periodic or other reports to any Governmental Authority or other agencies having jurisdiction over the business or assets of the Partnership;

(xi)	retain legal counsel, experts, advisors or consultants as the General Partner consider appropriate and rely upon the advice of those Persons;

(xii)	obtain any insurance coverage for the benefit of the Partnership, the Partners, the General Partner, any Person who is or was an Affiliate of the General Partner, any Person who is or was an officer, director, employee, partner, agent or trustee of the General Partner or any Affiliate, or any Person who is or was serving at the request of the General Partner or any Affiliate as a director, officer, employee, partner, agent or trustee of another Person;

(xiii)	the indemnification of any Person against liabilities and contingencies to the extent permitted by Law; and

(xiv)	to execute any deeds, documents and instruments and to do all acts as may be necessary or desirable in the opinion of the General Partner to carry out the intent and the purpose of this Agreement.

(b)	No Persons dealing with the Partnership will be required to enquire into the authority of the General Partner to do any act, take any proceeding, make any decision or execute and deliver any instrument, deed, agreement or document for or on behalf of or in the name of the Partnership. The General Partner may insert or cause agents of the Partnership to insert, the following clause in any contracts or agreements to which the Partnership is a party or by which it is bound:

“Telesat Partnership LP is a limited partnership formed under the Limited Partnerships Act (Ontario), a limited partner of which is only liable for any of its liabilities or any of its losses to the extent of the amount that the limited partner has contributed or agreed to contribute to its capital and the limited partner’s share of any undistributed income and no personal recourse may be had against any limited partner.”

6.4	General Partner Expenses

The Partnership shall reimburse the General Partner for costs, charges and expenses actually incurred by the General Partner in the performance of its duties hereunder, including costs, charges and expenses directly incurred for the benefit of the Partnership.

6.5	Limitation of Liability

The General Partner is not personally liable for the return of any capital contribution made by a Limited Partner to the Partnership. Moreover, notwithstanding anything else contained in this Agreement, but subject to Section 2.7, neither the General Partner nor its officers, directors, shareholders, employees or agents are liable, responsible for or accountable in damages or otherwise to the Partnership or a Limited Partner for an action taken or failure to act on behalf of the Partnership within the scope of the authority conferred on the General Partner by this Agreement or by Law.

6.6	Other Matters Concerning the General Partner

(a)	The General Partner may rely and will be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

(b)	The General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisors selected by it, and any act taken or omitted in reliance upon the opinion (including, without limitation, an opinion of counsel) of any of those Persons as to matters that the General Partner reasonably believes to be within that Person’s professional or expert competence will be conclusively presumed to have been done or omitted in good faith and in accordance with that opinion.

(c)	The General Partner has the right, in respect of any of its power, authority or obligations under this Agreement, to act through any of its duly authorized officers.

(d)	Any standard of care or duty imposed under the Act or any applicable Law will be modified, waived or limited to the extent legally permissible as required to permit the General Partner to act under this Agreement or any other agreement contemplated by this Agreement and to make any decision pursuant to the power or authority prescribed in this Agreement.

6.7	Indemnity of Partnership

The General Partner hereby indemnifies and holds harmless the Partnership and each Limited Partner from and against all costs, expenses, damages or liabilities suffered or incurred by the Partnership or any Limited Partner by reason of an act of willful misconduct or gross negligence by the General Partner or of any act or omission not believed by the General Partner in good faith.

6.8	Restrictions upon the General Partner

The General Partner will not:

(a)	dissolve the affairs of the Partnership except in accordance with the provisions of Article 7; or

(b)	do any act prohibited by the Act.

6.9	Transfer to New General Partner

On the admission of a new general partner to the Partnership on the resignation of the General Partner, the resigning General Partner will do all things and take all steps to transfer the administration, management, control and operation of the business of the Partnership and the books, records and accounts of the Partnership to the new general partner, transfer title to the

Partnership’s property to the new general partner and will execute and deliver all deeds, certificates, declarations and other documents necessary or desirable to effect that transfer in a timely fashion.

6.10	Release By Partnership

On the resignation of the General Partner, the Partnership will release and hold harmless the General Partner resigning from any costs, expenses, damages or liabilities suffered or incurred by the General Partner (in its capacity as such, but not in its capacity as TopCo) as a result of or arising out of events which occur in relation to the Partnership after that resignation.

6.11	New General Partner

A new general partner will become a party to this Agreement by signing a counterpart of this Agreement and will agree to be bound by all of the provisions of this Agreement and to assume the obligations, duties and liabilities of the General Partner under this Agreement as from the date the new general partner becomes a party to this Agreement.

ARTICLE 7

TERM

The Partnership will commence on the filing of the Declaration of Limited Partnership and will continue until dissolved by the written agreement of the Partners. For greater certainty, the admission, resignation, withdrawal or dissolution of any Partner will not dissolve the Partnership. On dissolution, the net assets of the Partnership remaining after payment or provision for all liabilities of the Partnership shall be distributed on the same basis as distributable cash as set forth in Section 5.1.

ARTICLE 8

NOTICES

8.1	Address

Any notice or other written communication which must be given or sent under this Agreement will be given by first-class mail or personal delivery to the address of the General Partner and the Limited Partners as follows:

(a)	in the case of the General Partner,

Suite 1700, Park Place, 666 Burrard Street, Vancouver, BC V6C 2X8; and

(b)	in the case of Limited Partners, to the postal address inscribed in the Record, or any other new address following a change of address in conformity with Section 8.2.

8.2	Change of Address

A Limited Partner may, at any time, change the Limited Partner’s address for the purposes of service by written notice to the General Partner which will promptly notify the registrar and transfer agent, if different from the General Partner. The General Partner may change its address for the purpose of service by written notice to all the Limited Partners.

8.3	Accidental Failure

An accidental omission in the giving of, or failure to give, a notice required by this Agreement will not invalidate or affect in any way the legality of any meeting or other proceeding in respect of which that notice was or was intended to be given.

8.4	Disruption in Mail

In case of any disruption, strike or interruption in the Canadian postal service after mailing and before receipt or deemed receipt of a document, it will be deemed to have been received on the sixth business day following full resumption of the Canadian postal service.

8.5	Receipt of Notice

Subject to Section 8.4, notices given by first-class mail will be deemed to have been received on the third business day following the deposit of the notice in the mail and notices given by delivery will be deemed to have been received on the date of their delivery.

8.6	Undelivered Notices

If the General Partner sends a notice or document to a Limited Partner in accordance with Section 8.1 and the notice or document is returned on three consecutive occasions because the Limited Partner cannot be found, the General Partner is not required to send any further notices or documents to the Limited Partner until the Limited Partner informs the General Partner in writing of the Limited Partner’s new address.

ARTICLE 9

AMENDMENT

9.1	Power to Amend

This Agreement may be amended, supplemented or otherwise modified only in writing with the consent of the Partners, subject to Section 9.2.

9.2	Amendment by General Partner

Each Limited Partner agrees that the General Partner (pursuant to its powers of attorney from the Limited Partners or as expressly provided in this Agreement), without the approval of any Limited Partner, may amend any provision of this Agreement, and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection with that amendment, to reflect:

(a)	a change in the name of the Partnership or the location of the principal place of business or the registered office of the Partnership;

(b)	admission, substitution, withdrawal or removal of Limited Partners in accordance with this Agreement; and

(c)	a change that, in the discretion of the General Partner, is reasonable and necessary or appropriate to enable Partners to take advantage of, or not be detrimentally affected by, changes, proposed changes or differing interpretations with respect to any of the Tax Act, the Code, U.S. Treasury Regulations, administrative pronouncements of the Internal Revenue Service and judicial decisions, or other taxation Laws.

9.3	Notice of Amendments

The General Partner will notify the Limited Partners in writing of the full details of any amendment to this Agreement, if any, within 10 days of the effective date of the amendment.

ARTICLE 10

MISCELLANEOUS

10.1	Binding Agreement

Subject to the restrictions on assignment and transfer contained in this Agreement, this Agreement will enure to the benefit of and be binding upon the parties to this Agreement and their respective heirs, executors, administrators and other legal representatives, successors and assigns.

10.2	Counterparts

This Agreement, or any amendment to it, may be executed in multiple counterparts (including electronically), each of which will be deemed an original agreement. This Agreement may also be executed and adopted in any instrument signed by a Limited Partner with the same effect as if the Limited Partner had executed a counterpart of this Agreement. All counterparts and adopting instruments will be construed together and will constitute one and the same agreement.

10.3	Governing Law

This Agreement and the Schedules to this Agreement will be governed and construed exclusively according to the Laws of the Province of Ontario and the Laws of Canada applicable therein and the parties to this Agreement irrevocably attorn to the non-exclusive jurisdiction of the courts of the Province of Ontario.

10.4	Severability

If any part of this Agreement is declared invalid or unenforceable, then that part will be deemed to be severable from this Agreement and will not affect the remainder of this Agreement.

10.5	Further Acts

The parties will perform and cause to be performed any further and other acts and things and execute and deliver or cause to be executed and delivered any further and other documents as counsel to the Partnership considers necessary or desirable to carry out the terms and intent of this Agreement.

10.6	Entire Agreement

This Agreement constitutes the entire agreement among the parties to this Agreement with respect to the subject matter of this Agreement.

10.7	Limited Partner Not a General Partner

If any provision of this Agreement has the effect of imposing upon any Limited Partner (other than the General Partner) any of the liabilities or obligations of a general partner under the Act, that provision will be of no force and effect.

10.8	Language of Agreement

The parties to this Agreement have expressly agreed that this Agreement be drawn in the English language. Les parties aux présentes ont expressément convenu que le présent contrat soit rédigé en anglais.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF the parties to this Agreement have executed this Agreement as of the date first set out above.

TELESAT CORPORATION

in its own capacity and as General Partner of the Partnership

By:	/S/ Christopher DiFrancesco
Name: Christopher DiFrancesco
Title: Vice President, General Counsel and Secretary

/S/ Henry Intven
Henry Intven

[Signature Page – Initial Limited Partnership Agreement]

Schedule “A”

Form of Amended and Restated Partnership Agreement

(see attached)

Schedule “B”

Form of Transaction Agreement

(see attached)